Exhibit 4.12

EXECUTION COPY

iSOFTSTONE HOLDINGS LIMITED

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is entered into as of December 23, 2009 among: iSoftStone Holdings Limited, a Cayman Islands exempted company (the “Company”); and

Tekventure Limited, a British Virgin Islands business company (“Tekventure”);

United Innovation (China) Limited, a British Virgin Islands business company (“UIL”);

LIU, Tianwen (PRC Passport # G02295104);

FENG, Yong (also known as Frank FENG) (PRC ID#110108196906281814);

the persons and entities set forth in the Schedule of Series A Shareholders attached as Schedule 2 as existing holders of Series A Preference Shares of the Company (the “Series A Holders”);

the entities set forth in the Schedule of Series B Shareholders attached as Schedule 3 as existing holders of Series B Preference Shares of the Company (the “Series B Holders”); and

the entities set forth in the Schedule of Investors attached as Schedule 4 as holders of the Company’s Convertible Notes (the “Note Holders”).

R E C I T A L S:

A.	The Company issued 95,286,195 of its Series A Preference Shares to the Series A Holders pursuant to the Series A Preference Shares Purchase Agreement (the “Series A Agreement”) and the Warrant Agreement (the “Series A Warrant Agreement”), both dated as of November 16, 2005. In connection with the Series A Agreement, the Series A Holders entered into an Investors’ Rights Agreement (the “Series A Investors’ Rights Agreement”) with the Company, and also entered into a Voting Agreement (the “Voting Agreement”) with the Company and certain individuals, including all the Founders (except Tianwen Liu), each dated as of even date with the Series A Agreement;

B.	The Company issued 168,880,040 of its Series B Preference Shares to the Series B Holders pursuant to the Series B Preference Shares Purchase Agreement, by and among the Company and the Series B Holders and certain other Persons contained therein (the “Series B Agreement”) and the Warrant Agreement (the “Series B Warrant Agreement”), both dated as of March 13, 2007. In connection with the Series B Agreement, the Series B Holders entered into a First Amended and Restated Investors’ Rights Agreement (the “First Amended and Restated Investors’ Rights Agreement”) with the Company and the Series A Holders, dated as of even date with the Series B Agreement, which replaced each of the Series A Investor’s Rights Agreement and the Voting Agreement in their entirety;

C.	The Series A Holders have exercised all of their warrants with respect to the Series A Preference Shares pursuant to the Series A Warrant Agreement and Series B Holders have exercised all of their warrants with respect to the Series B Preference Shares pursuant to the Series B Warrant Agreement;

D.	The Company has agreed to issue to the Note Holders the Convertible Notes (the “Convertible Notes”) with an aggregate principal amount of US$33,000,000 pursuant to the Convertible Note Purchase Agreement, dated as of December 18, 2009, by and among the Company and the Note Holders and certain other Persons contained therein (the “Convertible Note Purchase Agreement”);

E.	One of the conditions to the consummation of the transactions contemplated by the Convertible Note Purchase Agreement is the execution and delivery of this Agreement, which amends and restates certain rights and obligations under the First Amended and Restated Investors’ Rights Agreement; and

F.	The Company, the Founders, the Series A Holders, the Series B Holders, and the Note Holders wish to terminate and replace the First Amended and Restated Investors’ Rights Agreement in its entirety with the rights and obligations set forth in this Agreement.

G.	Unless otherwise stated, this Agreement shall take effect subject to and immediately following the Closing, from and as of the date of the Closing (the “Effective Date”).

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS.

1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of an Investor, shall include (i) any Person who holds Preference Shares as a nominee for such Investor, (ii) any shareholder of such Investor, (iii) any entity or individual which has a direct and indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Investor or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, no Investor shall be deemed to be an Affiliate of any Group Company.

“AsiaVest” shall mean AsiaVest Opportunities Fund IV, a Cayman Islands registered company.

“Beijing WFOE” shall mean iSoftStone Information Technology (Group) Limited , a limited liability company established under the law of the PRC.

“Board” shall mean the Board of Directors of the Company.

“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in the PRC or Hong Kong.

“Closing” shall have the meaning as defined in the Convertible Note Purchase Agreement.

“Closing Date” shall have the meaning as defined in the Convertible Note Purchase Agreement.

“Company Sale” shall have the meaning as defined in Section 8.1.

“Control”, with respect to any third party, shall have the meaning ascribed to it in Rule 405 under Securities Act, and shall be deemed to exist for any party (a) when such party holds at least twenty percent (20%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party, (b) has power to direct the management and policies or appoint or remove members of the board of directors or other governing body of the entity, directly on indirectly, whether through the ownership of voting securities, contract or otherwise, or (c) over other members of such party’s immediate family. Immediate family members include, without limitation, a person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Confidential Information” shall mean any business, marketing, technical, scientific or other information disclosed by any party which, at the time of disclosure, is designated as confidential (or like designation), is disclosed in circumstances of confidence, or would be understood by the parties, exercising reasonable business judgment, to be confidential.

“Conversion Shares” shall mean Ordinary Shares issuable upon conversion of the Series A Preference Share, Series B Preference Shares and/or the Convertible Notes issued and sold under the Series A Agreement, the Series A Warrant Agreement, the Series B Agreement, the Series B Warrant Agreement, and the Convertible Note Purchase Agreement, as the case may be.

“Corporate Founders” shall mean Tekventure and UIL.

“Employee Incentive Plan” shall mean any employee equity incentive plan or other arrangements, contracts, or plans as are approved by the Board, pursuant to which the Company may issue shares and grant options to employees, advisors, officers, and directors of, and consultants to, the Company and its Subsidiaries. The Employee Incentive Plan (and any other similar future plan) shall be administered by the Compensation Committee established by the Board.

“Equity Securities” shall mean, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (in the case of the Company, Ordinary Shares, Series A Preference Shares and Series B Preference Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests (whether or not such derivative securities are issued by such Person) (including, in the case of the Company, the Convertible Notes).

“Everbright” shall mean collectively, CSOF Technology Investments Limited, a limited company incorporated and existing under the laws of the British Virgin Islands, and SeaBright China Special Opportunities Fund II, LP, a limited partnership organized and existing under the laws of Cayman Islands.

“Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended from time to time.

“Fidelity” shall mean FIL Limited (“FIL”), a company incorporated in Bermuda.

“Founders” shall mean the Individual Founders and the Corporate Founders.

“Group Companies” shall mean the Company, Beijing WFOE, ISS Korea, ISS Japan, ISS Wuxi, ISS Tianjin, ISS Data, ISS Guangzhou, ISS Hong Kong, ISS US and any other Subsidiary of the Company (each a “Group Company”).

“Individual Founders” shall mean Tianwen LIU and Yong FENG with at their respective notice address set in the Schedule of Founders attached as Schedule 1.

“Infotech” shall mean Infotech Pacific and Infotech Ventures.

“Infotech Pacific” shall mean Infotech Pacific Ventures, L.P., a Cayman Islands registered company.

“Infotech Ventures” shall mean Infotech Ventures Cayman Company Limited, a Cayman Islands registered company.

“Investment Securities” shall mean Series A Preference Shares, Series B Preference Shares, Convertible Notes and the Conversion Shares.

“Investors” shall mean, collectively, Series A Holders, Series B Holders and Note Holders, and individually, any Series A Holder, Series B Holder or Note Holder.

“IPO” shall mean the initial public offering of Ordinary Shares, whether a primary or secondary sale.

“ISS Data” shall mean Beijing iSoftStone Data Technology Services Company Limited .

“ISS Guangzhou” shall mean Guangzhou iSoftStone Information Technology Company Limited .

“ISS Hong Kong” shall mean iSoftStone Hong Kong Limited , a company established under the laws of Hong Kong.

“ISS Japan” shall mean iSoftStone Japan Company Limited, a company established under the laws of Japan.

“ISS Korea” shall mean iSoftStone Korea Inc., incorporated under the laws of the Republic of Korea.

“ISS Tianjin” shall mean iSoftStone Information Technology Company Limited , a limited liability company established under the laws of the PRC, and Tianjin Saisi Data Information Technology Co., Ltd. , a Subsidiary of ISS Tianjin.

“ISS US” shall mean iSoftStone Inc., a company established under the laws of Delaware of United States.

“ISS Wuxi” shall mean Wuxi iSoftStone Technology Co., Ltd. , a limited liability company established under the laws of the PRC, and Wuxi International Service Outsourcing Training Center , a non-enterprise legal entity established under the laws of the PRC and operated by ISS Wuxi.

“Majority Note Holders” shall mean (i) where the aggregate Principal Amount of the Convertible Notes issued under the Convertible Note Purchase Agreement is US$30 million or more, the Note Holder(s) who hold(s) more than fifty percent (50%) of the aggregate principal amount of all of the Convertible Notes outstanding at the time of determination, or (ii) where the aggregate Principal Amount of the Convertible Notes issued under the Convertible Note Purchase Agreement is less than US$30 million, the Note Holder(s) who hold(s) more than sixty-six percent (66%) of the aggregate principal amount of all of the Convertible Notes outstanding at the time of determination.

“Memorandum and Articles of Association” shall mean the Third Amended and Restated Memorandum and articles of Association of the Company dated December 23, 2009.

“Mitsui” shall mean Mitsui Ventures Global Fund, a nin-i kumiai established under the laws of Japan, acting through its general partner, MVC Corporation, a corporation established under the laws of Japan.

“Ordinary Shares” shall mean ordinary shares of the Company, par value US$0.0001 per share.

“Person” or “person” shall be construed as broadly as possible and shall include an individual, a partnership, a limited liability company, a company, an association, a trust, a joint venture on unincorporated organization and any government organization or authority.

“PRC” shall mean, for the purpose of this Agreement, the Peoples’ Republic of China, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and the Islands of Taiwan.

“Preference Shares” shall mean the Company’s Series A Preference Shares and the Series B Preference Shares collectively, along with any other class or series of Preference Shares issued by the Company in substitution or replacement therefor.

“Qualified IPO” shall mean a firm commitment public offering of the Ordinary Shares on NASDAQ, The Stock Exchange of Hong Kong Limited (Main Board) or any other recognized stock exchange with the Company’s total market capitalization being not less than US$400 million and the gross proceeds to the Company being at least US$50 million.

“ROFR Agreement” shall mean the Second Amended and Restated Right of First Refusal and Co-Sale Agreement among the Founders, the Series A Holders, the Series B Holders and the Note Holders and the Company dated December 23, 2009.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time.

“SAFE Notice” shall mean the Circular No. 75 issued by the State Administration of Foreign Exchange of the PRC on October 21, 2005.

“SEC” shall mean the U.S. Securities and Exchange Commission, as constituted from time to time.

“Securities Act” shall mean the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.

“Series A Preference Shares” shall mean the Company’s series A preference shares, US$0.0001 par value per share.

“Series B Preference Shares” shall mean the Company’s series B preference shares, US$0.0001 par value per share.

“Shares” shall mean all Preference Shares and all Ordinary Shares and any other issued and outstanding shares of any class or series of the Company now owned or subsequently acquired by any Shareholder.

“Shareholder” shall mean each of the Founders, the Series A Holders, the Series B Holders, and their respective permitted assignees or successors.

“Subsidiary” or “subsidiary” shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest whose in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with US GAAP, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.

“Transaction Agreements” shall mean this Agreement, the Convertible Note Purchase Agreement and the ROFR Agreement.

“Transfer Joinder Agreement” shall mean the agreement in the form attached as Exhibit B which a Person is required to enter into with or in favour of all the parties pursuant to Sections 5 and 7.6.

“US GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings given them in the Convertible Note Purchase Agreement.

2. INFORMATION AND INSPECTION RIGHTS.

2.1. Information and Inspection Rights.

(a) Information Rights. The Company covenants and agrees that, commencing on the date of this Agreement, so long as an Investor holds at least (x) 2,000,000 Investment Securities (other than with respect to the Convertible Notes), or (y) US$1,000,000 of the principal amount of the Convertible Notes or Conversion Shares issued upon conversion of such principal amount of the Convertible Notes, as applicable, the Company will deliver to each such Investor (each a “Major Investor”) the following with respect to itself and its Subsidiaries:

(i) audited annual consolidated financial statements within 120 days after the end of each fiscal year, including an audited balance sheet as of the end of such year and a consolidated statement of operation and a consolidated statement of cash flows for such fiscal year, setting forth in each case in comparative form the figures from the Company’s previous fiscal year, as applicable, and audited by a “Big 4” accounting firm approved by the Board;

(ii) unaudited quarterly consolidated financial statements within 45 days of the end of each fiscal quarter, including an unaudited balance sheet as of the end of such quarter, and an unaudited statement of operations and an unaudited statement of cash flows for such quarter, together with a comparison to the entity’s operating plan and budget by the chief financial officer of the entity explaining any significant differences in the statements from the company’s operating plan and budget for the period and certifying that such statements fairly present the consolidated financial position and consolidated financial result of the Company for the fiscal quarter covered;

(iii) unaudited monthly consolidated financial statements within 30 days of the end of each month, including an unaudited balance sheet as of the end of each such month, and an unaudited statement of operations and an unaudited statement of cash flows for such month, certified by the chief financial officer of the Company that such statements fairly represent the consolidated financial position and consolidated financial result of the Company for the month covered;

(iv) a comprehensive, consolidated operating budget forecasting the Company’s revenues, expenses and cash position on a month to month basis for the upcoming fiscal quarter, at least 30 days prior to the start of each fiscal quarter;

(v) a comprehensive, consolidated operating budget forecasting the Company’s revenues, expenses and cash position on a month to month basis for the upcoming fiscal year, at least 60 days prior to the start of each fiscal year;

(vi) copies of all documents or other information sent to any shareholder as such, and

(vii) upon the written request by the Major Investor, such other information as the Major Investor shall reasonably request including for tax purposes in any jurisdiction.

All financial statements to be provided to the Major Investors pursuant to this Section 2.1 and pursuant to any other Transaction Agreements or the Memorandum and Articles of Association shall be prepared in English language in conformance with US GAAP, as amended and interpreted from time to time, and in the case of the financial statements for the Company, shall consolidate all of the financial results of all Group Companies.

(b) Inspection Rights. The Company covenants and agrees that, commencing on the date of this Agreement, upon reasonable advance notice and at reasonable times, the Major Investors shall have standard inspection rights, including without limitation, the rights to inspect the facilities, records and books of the Company and any of its Subsidiaries, and to discuss the business, operations and conditions of the Company and its Subsidiaries with their respective directors, officers, employees, accounts, legal counsel and investment bankers.

(c) Termination of Rights. The foregoing information and inspection rights shall terminate upon the closing of a Qualified IPO.

3. REGISTRATION RIGHTS.

3.1. Applicability of Rights. The Holders (as defined in Section 3.2(d) below) shall be entitled to the following rights with respect to any potential public offering of Ordinary Share in the United States, and to any analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

3.2. Definitions. For purposes of this Section 3:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(b) Registrable Securities. The term “Registrable Securities,” with respect to the Series A Preference Shares, Series B Preference Shares or Convertible Notes, as applicable, means: (1) any Ordinary Share of the Company issued or to be issued upon conversion of Series A Preference Shares, Series B Preference Shares or Convertible Notes, as applicable, (2) any other Ordinary Share owned or hereafter acquired by any Series A Holder, Series B Holder or Note Holder, as applicable, including those pursuant to the Right of Participation (defined in Section 4 hereof); and (3) any Ordinary Shares issued upon any share split, share dividend, recapitalization or other distribution with respect to, in exchange for or in replacement of, the shares referenced in (1) and (2) above. “Registrable Securities” shall not include any securities as described in subsection 3.2(b)(1)-(3) above sold by a Holder in a transaction in which rights under this Section 3 are not assigned in accordance with this Agreement. For purposes of this Agreement, (x) Registrable Securities shall cease to be Registrable Securities when a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities Then Outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all Registrable Securities which are convertible into Ordinary Shares.

(d) Registration Statement. A registration statement prepared on Form F-1, F-2, F-3, S-1, S-2 or S-3 under the Securities Act (including, without limitation, Rule 415 under the Securities Act), or on any comparable form or documentation in connection with registration in a jurisdiction other than the United States.

(e) Holder. For purposes of this Section 3, the term “Holder” means any person who holds Registrable Securities of record, whether such Registrable Securities were acquired directly from the Company or from another Holder as permitted in this Agreement and/or the ROFR Agreement, to whom rights under this Section 3 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of Preference Shares or Convertible Notes convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided, further, that (i) the Company shall in no event be obligated to register the Preference Shares or Convertible Notes and that (ii) Holders of Registrable Securities will not be required to convert their Preference Shares or Convertible Notes into Ordinary Shares in order to exercise the registration rights granted hereunder, until just prior to the declaration of effectiveness of the registration statement for the offering to which the registration relates.

(f) “Initiating Holders” shall mean either (i) a Holder or Holders of at least thirty percent (30%) of Registrable Securities Then Outstanding; or (ii) with respect to Series A Preference Shares, Series B Preference Shares or Convertible Notes, separately as a class, a Holder or Holders of at least forty-five percent (45%) of the Registrable Securities with respect to Series A Preference Shares, Series B Preference Shares and Convertible Notes, as applicable.

(g) Form F-3 or S-3. The term “Form F-3 or S-3” means such respective forms promulgated by the SEC under the Securities Act as is in effect on the date hereof or any successor or comparable registration forms under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

3.3. Demand Registration.

(a) Request by Holders. If the Company shall at any time not earlier than six (6) months after the IPO or two (2) years from the date of this Agreement, whichever is earlier, receive a written request from Initiating Holders with respect to the Registrable Securities owned by such Initiating Holders, that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3.3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after their receipt of the Request Notice, subject only to the limitations of this Section 3.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 3.3 or Section 3.5, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 3.4, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3.4(a).

(b) Underwriting. If the applicable Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3.3 and the Company shall include such information in the Request Notice referred to in subsection 3.3(a). In the event of an underwritten offering, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the applicable Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 3.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the applicable Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any Subsidiary of the Company). If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are Affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c) Maximum Number of Demand Registrations. The Holders of Registrable Securities with respect to the Series A Preference Shares shall have the right to effect up to two (2) registrations pursuant to this Section 3.3. The Holders of Registrable Securities with respect to the Series B Preference Shares shall have the right to effect two (2) registration pursuant to this Section 3.3. The Holders of Registrable Securities with respect to the Convertible Notes shall have the right to effect one (1) registration pursuant to this Section 3.3.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3.3, a certificate signed by the President or CEO of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request from the applicable Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(e) Expenses. The Company shall pay all expenses (excluding only underwriters’ discounts and commissions relating to the Registrable Securities sold by the Holders) incurred in connection with any registration pursuant to this Section 3.3, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, and reasonable fees and expenses (including disbursements) of outside counsels for the Holders. Each Holder participating in a registration pursuant to this Section 3.3 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, and commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 3.3 if the registration request is subsequently withdrawn at the request of the applicable Initiating Holders unless one of the groups of Holders specified in Section 3.3(c) agree that such registration constitutes the use by such Holders of one (1) of their remaining demand registration specified in Section 3.3(c) (in which case such registration shall also constitute the use by such Holders of one (l) such demand registration, except for Holders who have not requested to be included in the registration; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration of any Holder pursuant to this Section 3.3.

3.4. Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3.3 or Section 3.5 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If a registration statement under which the Company gives notice under this Section 3.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of Registrable Securities for which inclusion has been requested, even if this will cause the Company to reduce the number of shares it wishes to offer; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any Subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are Affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Expenses. The Company shall pay all expenses (excluding only the pro rata portion of underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with a registration pursuant to this Section 3.4, including, without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and reasonable fees and expenses (including disbursements) of outside counsels for the Holders.

(c) Not Demand Registration. Registration pursuant to this Section 3.4 shall not be deemed to be a demand registration as described in Section 3.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.4.

3.5. Form F-3 or S-3 Registration. After its IPO, the Company shall use its best efforts to qualify for registration on Form F-3 or S-3 or any comparable or successor form as early as possible and use best efforts to maintain such qualification thereafter. If the Company is qualified to use Form F-3 or S-3, any Holder or Holders shall have the right to request at any time from time to time (such request shall be in writing) that the Company effect a registration on Form F-3 or S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, and upon receipt of each such request, the Company shall:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 3.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.5:

(i) if Form F-3 or S-3 becomes unavailable for such offering by the Holders:

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$1,000,000;

(iii) if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration); or

(iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Expenses. The Company shall pay all expenses (excluding only the pro rata portion of underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with each registration requested pursuant to this Section 3.5, including without limitation all U.S. federal, “blue sky” and all applicable registration, filing and qualification fees, printers’ and accounting fees, and reasonable fees and expenses (including disbursements) of outside counsels for the Holders.

(d) Maximum Frequency. Except as otherwise provided herein, the Company shall not be obligated to effect more than one (1) such Form F-3 or S-3 registration per year pursuant to this Section 3.5.

(e) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3.5, a certificate signed by the President or CEO of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 or S-3 registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(f) Not Demand Registration. Form F-3 or S-3 registrations shall not be deemed to be demand registrations as described in Section 3.3 above.

(g) Underwriting. If the requested registration under this Section 3 is for an underwritten offering, the provisions of Section 3.3(b) shall apply.

If the Company fails to perform any of the Company’s obligations set forth above in this Section 3.5 relating to a demand registration made pursuant to Section 3.3, such registration shall not constitute the use of a demand registration under Section3.3.

3.6. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep any such registration statement effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever occurs first.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Deposit Agreement. If the registration relates to an offering of depositary shares or other securities representing Common Shares deposited pursuant to a deposit agreement or similar facility, cause the depositary under such agreement or facility to accept for deposit under such agreement or facility all Registrable Securities requested by each Holder to be included in such registration in accordance with this Section 3.

(g) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(h) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

3.7. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.3, 3.4 or 3.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably necessary or advisable to timely effect the Registration or other qualification of their Registrable Securities.

3.8. Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 3.3, 3.4 or 3.5:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, members, officers, directors, legal counsel, any underwriter (as determined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

(iii) any violation or alleged violation of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or other applicable securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, member, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 3.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner, member or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, member, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity agreement contained in this subsection 3.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying Holder, which consent shall not be unreasonably withheld; and provided further that the total amounts payable in indemnity by a Holder under this Section 3.8(b) plus any amount under Section 3.8(e) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, deliver to the indemnifying party a written notice of the commencement thereof (a “Claim Notice”) and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, (i) during the period from the delivery of a Claim Notice until retention of counsel by the indemnifying party; and (ii) if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 3.8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission so to deliver written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.8.

(d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 3.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 3.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(f) Survival. The obligations of the Company and Holders under this Section 3.8 shall survive until the fifth (5th) anniversary of the completion of the corresponding offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

3.9. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act or the Exchange Act, at all times after the effective date of the first registration under the Securities Act filed by the Company;

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements, (ii) a copy of the most recent annual, interim, quarterly or other report of the Company and, (iii) such other reports and documents as a Holder may reasonably request availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.10. Termination of the Company’s Obligations. Notwithstanding the foregoing, the Company shall have no obligations pursuant to Sections 3.3, 3.4 or 3.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registered public offering (i) five (5) years after the consummation of a Qualified IPO, or (ii), if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 in one transaction without exceeding the volume limitations thereunder.

3.11. No Registration Rights to Third Parties. Without the prior written consent of the Holders of not less than a majority of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 or S-3 registration rights described in this Section 3, or otherwise) relating to any shares or other securities of the Company, other than rights that are subordinate to the rights of the Holders hereunder.

3.12. “Market Stand-Off” Agreement. Each Holder hereby agrees that, if and to the extent requested by the lead underwriter of securities of the Company in connection with a registration relating to a specific proposed public offering (other than a registration on Form S-8 or a related or successor form relating solely to an employee benefit plan or a registration on Form F-4 or a related or successor form relating solely to a transaction under SEC Rule 145), such Holder will, subject to the following conditions, enter into a lock-up or standoff agreement in customary form (subject to the following conditions) under which such Holder agrees not to sell or otherwise transfer or dispose of any Registrable Securities or other shares of the Company owned by such Holder as of the date of such registration seven days prior to, and for up to one hundred eighty (180) days following the effective date of the related registration statement. The obligations of each Holder under this Section 3.12 are subject to the following conditions: (i) the lockup or standoff agreement applies only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering, but not to Registrable Securities actually sold pursuant to such registration statement; (ii) such Holder is reasonably satisfied that all directors, officers, and holders of 1% or more of any class of securities of the Company are bound by substantially identical restrictions; (iii) the lockup or standoff agreement provides that if any securities of the Company are to be excluded or released in whole or part from such restrictions, the underwriter shall promptly so notify each Holder and each Holder shall be excluded or released, in proportionate amounts to the extent of the exclusion or release, prior to any other holder of Company’s securities, including director, officer, or holder of 1% or more of any class of securities of the Company subject to such restrictions; and (iv) the lockup or standoff agreement by its terms permits transfers of Registrable Securities by any Holder to any Affiliate of such Holder during the restricted period, provided that such Affiliate executes a lock-up or standoff agreement substantively identical to that signed by the transferring Holder. The Company may impose a stop-transfer instruction with respect to Registrable Securities subject to any such lockup or standoff agreement but shall remove such instruction immediately upon expiration of the underlying restrictions.

3.13. Founders’ Lockup. Notwithstanding any contrary provision in the Transaction Agreements, following the IPO, including a Qualified IPO, the Founders shall be subject to any customary lockup period that will be required by the underwriters and the applicable regulatory bodies.

3.14. Public Offering Rights (Non-U.S. Offerings): If shares of the Company are offered in an underwritten public offering (whether or not a Qualified IPO) outside the United States for the account of any Founder or other Shareholders, each holder of Preference Shares or Convertible Notes shall have the right to include a pro-rata number of shares (based on the number of shares (on an as converted basis) then held by such holder and all other shareholders of the Company selling in the offering) in the offering on terms and conditions no less favorable to the holders of Preference Shares or Convertible Notes than to any other selling shareholder.

4. RIGHT OF PARTICIPATION.

4.1. General. Each of Major Investors and any person to which rights under this Section 4 have been duly assigned in accordance with Section 5.1 (each such Major Investor and each of their respective assignees being hereinafter referred to as a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 4.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

4.2. Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares, assuming full conversion of the Preference Shares and Convertible Notes and full exercise of any options, warrants, rights or other convertible securities, held by such Participation Rights Holder immediately prior to the issuance of New Securities to (b) the total number of Ordinary Shares then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation, assuming full conversion of the Preference Shares and Convertible Notes and exercise of all other outstanding convertible securities, rights, options and warrants to acquire Ordinary Shares; provided that prior to the completion of an IPO, the Note Holders shall be deemed to collectively have a “Pro Rata Share” of 8% (assuming full conversion of the Preference Shares and the Convertible Notes) and each Note Holder’s Pro Rata Share shall equal 8% multiplied by the ratio of (x) the aggregate principal amount of the Convertible Notes it holds immediately prior to the issuance of New Securities to (y) the aggregate principal amount of the Convertible Notes outstanding immediately prior to the issuance of New Securities.

4.3. New Securities. “New Securities” shall mean any Equity Securities of the Company, including the Preference Shares, Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase any Preference Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preference Shares, Ordinary Share or other voting shares, issued after the date of this Agreement, provided, however, that the term “New Securities” shall not include:

(a) any Ordinary Shares (and/or options or warrants therefore) which may be issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Employee Incentive Plan adopted by the Company;

(b) any Conversion Shares, Series A Preference Shares or Series B Preference Shares issued under and in accordance with the Series A Agreement, the Series B Agreement, the Series A Warrant Agreement, the Series B Warrant Agreement or the Convertible Note Purchase Agreement, as such agreement may be amended;

(c) any securities issued in connection with any share split, share dividend or other similar event of the Company which shall have been approved in accordance with Section 6 below;

(d) any securities issued upon the exercise, conversion or exchange of any outstanding securities if such outstanding security constituted a New Security, provided that the initial issuance of such New Security shall have complied with the terms of this Section 4 and have been approved in accordance with Section 6 below;

(e) any securities issued pursuant to the acquisition of another corporation or entity by the Company (in a bona-fide non-financing transaction) by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, a majority of the assets, voting power, or equity ownership of such other corporation or entity which shall have been approved in accordance with Section 6 below;

(f) any securities offered in an IPO;

(g) any Ordinary Shares issued as part of any debt financing with any financial institution which shall have been approved in accordance with Section 6 below; or

(h) convertible notes issued to Additional Investors in accordance with Section 3.2 of the Convertible Note Purchase Agreement.

4.4. Procedures.

(a) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and the type of New Securities and the price and the terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have thirty (30) days from the date of receipt of any such First Participation Notice to agree in writing to purchase up to all of such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such thirty (30) day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not so agree to purchase.

(b) Second Participation Notice; Oversubscription. If any Participating Rights Holder fails to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participating Rights Holders who have exercised their Right of Participation (the “Right Participants”) in accordance with subsection (a) above. The Right Participants shall have ten (10) days from the date of receipt of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy. Such notice may be made by telephone if confirmed in writing within two (2) Business Days thereafter. If as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, the number of the additional New Securities requested by the oversubscribing Right Participants will be adjusted by the Company with respect to their oversubscriptions to that number of remaining New Securities to be (without exceeding the number proposed by such oversubscribing Rights Participant) not less than the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the Pro Rata Share of each oversubscribing Right Participant notified and the denominator of which is the sum of the Pro Rata Shares of all the oversubscribing Right Participants. Each oversubscribing Right Participant shall be obligated to buy such number of additional New Securities as determined by the Company pursuant to this subsection (b) and the Company shall so notify the Right Participants within fifteen (15) Business Days of the date of the Second Participation Notice.

4.5. Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation, after thirty (30) days following the delivery of the First Participation Notice, the Company shall have 90 days thereafter to sell the remaining New Securities described in the First Participation Notice (with respect to which the Participation Rights Holders’ rights of first refusal hereunder were not exercised) at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such 90 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 4.

4.6. Termination. The Right of Participation for Participation Rights Holders under this Section 4 shall terminate upon completion of a Qualified IPO or a Liquidation Event.

4.7. Waiver. Each Founder, Series A Holder and Series B Holder hereby confirms waiver of any participation right, pre-emptive right and put rights it may have under the Series A Investors’ Rights Agreement, the Series A Agreement (including without any limitation the Addendum to the Series A Agreement dated November 16, 2005), the Series B Agreement, the Series B Warrant Agreement, or under any other agreements or arrangements with respect to the sale and issuance of the Convertible Notes by the Company to the Note Holders pursuant to the Convertible Note Purchase Agreement. This waiver shall be effective from the date of this Agreement notwithstanding any provision to the contrary in this Agreement.

5. ASSIGNMENT. Notwithstanding anything herein to the contrary:

5.1. Information Rights. The rights of each Investor under Sections 2 are transferable prior to a Qualified IPO to any person acquiring Investment Securities; provided, however, that Company is given written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5, and agree to abide by this Agreement by executing a Joinder Agreement.

5.2. Registration Rights. The registration rights of the Holders under Section 3 are fully assignable to any person acquiring Registrable Securities; provided, however, that the Company is given written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5, and agree to abide by this Agreement by executing a Joinder Agreement.

5.3. Rights of Participation. The Rights of Participation of the Investors under Section 4 hereof are fully assignable to any person acquiring Investment Securities; provided, however that the Company is given written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5, and agree to abide by this Agreement by executing a Joinder Agreement.

6. PROTECTIVE PROVISIONS.

6.1. Acts of the Company Requiring Board Approvals. Notwithstanding any other contrary provision in the Memorandum and Articles of Association, any action (whether by amendment of the Company’s Memorandum of Association or Articles of Association or otherwise, whether in a single transaction or a series of related transactions, and whether or not in the ordinary course of business) that materially impacts the assets or business prospects of the Company or any of its Subsidiary, including without limitation the following actions, shall require the approval of a Board resolution duly passed by a majority of the directors of the Board, including the approval of at least two (2) of (i) the AsiaVest Director (as defined below), (ii) the Fidelity Director (as defined below), and (iii) the Everbright Director (as defined below):

(a) Adoption of any annual budget, including contingencies;

(b) Any modifications or changes to a previously approved business plan or budget;

(c) Any individual non-budgeted capital expenditure beyond contingencies in excess of US$1,500,000 or in the aggregate in excess of US$2,500,000;

(d) Any individual assumption or incurrence of debt or liability or financial obligation in excess of US$1,500,000 or in the aggregate in excess of US$2,500,000, or any guarantees of debt or other obligations of another Person;

(e) Appointment, removal or setting the terms of appointment of any members of senior management, or any executives ranked executive vice president or above and CEO, COO, CFO, CTO of the Company or Beijing WFOE or any person holding a position higher or equivalent to any such position;

(f) Approval or adjustments or modifications to terms of transactions involving the interest of a related party, including any director, employee or shareholder of the Company and/or any of its Subsidiary, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director, employee or shareholder of the Company/and/or any of its Subsidiary;

(g) Appointment or change of the auditors or make any significant revision to accounting policies of the Company and/or any Subsidiary;

(h) Any action which creates or commits the Company or any of its Subsidiaries to enter into a material joint venture, licensing agreement, or exclusive marketing or other material agreement with respect to its products, services or any of its assets, other than in the ordinary course of business;

(i) Create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating charge, mortgage encumbrance or other security) on all or any of the undertaking, material assets or rights of the Company and/or any of its Subsidiary valued in excess of US$1,000,000;

(j) Commence or settle any litigation or dispute;

(k) Adopt, alter, amend or waive any provision of any charter document of the entity, including the Memorandum and Article of Association;

(l) Any increase or decrease in equity capital of any Group Company or any of its Subsidiaries;

(m) Any investment or acquisition of assets or equity interest with a total investment or consideration value equal to or in excess of US$1,500,000;

(n) Adoption of, and amendment of any terms of, any of the Group Company’s employee stock option plans, or share participation or incentive schemes or any bonus or profit sharing scheme; or

(o) Dispose of or dilute the Company’s interest, ownership or control, directly or indirectly, in any of its Subsidiaries or in any assets of any of its Subsidiaries.

6.2. Acts of the Company Requiring Approval of Series A Preference Shares, Series B Preference Shares and Convertible Note. In addition to any other rights provided by law and the provisions of the Memorandum and Articles of Association of the Company, without first obtaining the prior written consent of the holders representing more than fifty percent (50%) of the Series A Preference Shares and more than fifty percent (50%) of the Series B Preference Shares then outstanding (or of such other securities received in exchange for or upon conversion of such Preference Shares), each series of Preference Shares voting as a separate class and on as converted basis, and the consent of the Majority Note Holders, the Company shall not, and shall procure that the Group Companies do not, effect, approve or otherwise consummate (whether by amendment of the Company’s Memorandum and Articles of Association or otherwise, and whether in a single transaction or a series of related transactions) any of the following transaction involving any Group Company or any Subsidiary of the Company:

(a) Adopt, alter, amend or waive any provision of any charter document of any Group Company, including the Memorandum and Article of Association, that would adversely affect rights of the holders of Series A Preference Shares, Series B Preference Shares or Convertible Notes, as applicable;

(b) Declare or pay any dividend, or make any distribution, redeem or repurchase any Ordinary Shares or Preference Shares except for the redemption of the Preference Shares in accordance with the term of their issue and the exercise of the Company’s repurchase option to purchase Ordinary Shares on the termination of employment of a participant of the Employee Incentive Plan;

(c) Result in any merger, other corporate reorganization, sale of control, license or any transaction in which all, substantially all, or material amount of the assets of the Company or any of its Subsidiaries are sold, transferred or licensed;

(d) Create or commit the Company or any of its Subsidiaries to enter into any material, exclusive transaction;

(e) Change the size of the Board or board of any of the Company’s Subsidiaries;

(f) Appoint any receiver, administrator or other form of external manager for the liquidation or wind-up of the Company or any of its Subsidiaries;

(g) Results in a material change to the Company’s or its Subsidiary’s line(s) of business, or cease to conduct or carry on the business of any Group Company and/or any of its Subsidiary substantially as now conducted or change any part of its business activities;

(h) Execute any financing or underwriting agreement;

(i) Dispose of or dilute the Company’s interest, ownership or control, directly or indirectly, in any of its Subsidiaries or in any assets of any of its Subsidiaries;

(j) Other than the grant of share options under the Employee Incentive Plan, the creation or issuance of any debenture or any obligation convertible into, any securities convertible into, any option to purchase or subscribe for, or warrants exercisable for, shares of any Group Company;

(k) Amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of any series of Preference Shares or Convertible Notes, as applicable;

(l) Take any action that increases or decreases the number of issued or authorized Preference Shares of any series from such number of Preference Shares of any series as at the date of this Agreement; or

(m) Take any action that authorizes, creates or issues shares of any class of shares having rights, preferences or privileges superior to or on parity with any series of the Preferred Shares or the Convertible Notes.

6.3. Exclusion from Convertible Note Holder Approval Under Section 6.3. Notwithstanding Section 6.2 above, the consent of holders of more than 34% of the outstanding principal amount of the Notes in lieu of the consent of the Majority Note Holders is required with respect to any action (whether by amendment of the Company’s Memorandum of Association or Articles of Association or otherwise, whether in a single transaction or a series of related transactions, and whether or not in the ordinary course of business) of the Company required or appropriate for the completion of an IPO, a Company Sale or any other equity financing transaction (including by issuance of convertible notes) of the Company as approved by the board of Directors.

6.4. Termination. Upon completion of a Qualified IPO or Company Sale, neither the Company nor any Group Company shall be subject to the provisions of this Sections 6.1 to 6.4 in any respect.

7. BOARD REPRESENTATION RIGHTS; CERTAIN INVESTORS RIGHTS.

7.1. Board of Directors. Subject to Section 7.2, the Company’s Memorandum and Articles of Association shall provide for a Board initially consisting of seven (7) directors. Immediately after the Closing, the Board shall be made up of two (2) directors representing the holders of Ordinary Shares, initially Liu Tianwen and Feng Yong (the “Founder Directors”), one (1) director representing the Series A Preference Shares appointed by AsiaVest, initially Chung-kao Hsieh (the “Series A Directors”), one (1) director representing the Series B Preference Shares appointed by Fidelity, initially Benson Tam (the “Series B Directors”), one (1) director representing the Note Holders appointed by Everbright, initially He Ling and two (2) independent directors including Al-Noor Ramji elected in accordance with the Memorandum and Articles of Association.

7.2. Nomination Rights.

(a) AsiaVest’s Nomination Right. So long as AsiaVest, together with its Affiliates, holds at least 2,000,000 Series A Preference Shares, AsiaVest shall have the following nomination rights. AsiaVest shall have the right to designate one (1) individuals for nomination and election to the Board as Series A Directors and to remove such persons from the Board (each an “AsiaVest Director”). The AsiaVest Director has the right to be a member of any committee(s) of the Board. An AsiaVest Director shall be entitled to appoint an alternate to serve in his/her stead at any Board meeting. Effective as of the Closing, Chung-kao Hsieh shall be appointed as the initial AsiaVest Directors.

(b) Fidelity’s Nomination Right. For so long as Fidelity, together with its Affiliates, holds at least 2,000,000 Series B Preference Shares, Fidelity shall have the right to designate one (1) individual for nomination and election to the Board as Series B Directors and to remove such person from the Board (the “ Fidelity Director”). The Fidelity Director shall have the right to be a member of any committee(s) of the Board. The Fidelity Director shall be entitled to appoint an alternate to serve in his/her stead at any Board meeting. Effective as of the Closing, Benson Tam shall be appointed as the initial Fidelity Director.

(c) Everbright’s Nomination Right. So long as Everbright, together with its Affiliates, continues to qualify as a Major Investor, Everbright shall have the right to designate one (1) individual for nomination and election to the Board to represent the holders of the Convertible Notes and to remove such person from the Board (the “Everbright Director”). The Everbright Director shall be entitled to appoint an alternate to serve in his/her stead at any Board meeting. The Everbright Director has the right to be a member of any committee(s) of the Board. Effective as of the Closing, He Ling shall be appointed as the initial Everbright Director.

(d) Corporate Founders’ Directors. So long as the Corporate Founders holds at least 2,000,000 Ordinary Shares, the Corporate Founders together as a group shall have the following nomination rights. The Corporate Founders shall have the right to designate two (2) individuals for nomination and election to the Board to represent the Ordinary Shares and to remove such persons from the Board. Any such person appointed to the Board (each a “Founder Director”) has the right to be a member of any committee(s) of the Board, provided that no committee shall have more than one Founder Director as its member. A Founder Director shall be entitled to appoint an alternate to serve in his/her stead at any Board meeting. Effective as of the Closing, Liu Tianwen and Feng Yong shall be appointed as the initial Founder Directors.

(e) Obligations of Other Shareholders and Note Holders. Each of the other Shareholders and Note Holders shall vote any and all Equity Securities of the Company held by such Shareholders and Note Holders and cause any of its/his designee or nominee on the Board to vote and act in a manner advisable or necessary, and take all such other action advisable or necessary, to cause the election of the persons nominated by AsiaVest, Fidelity, Everbright and the Corporate Founders to the Board in accordance with this Section 7.2.

7.3. Board; Quorum; Meetings, Etc., The Company’s Memorandum and Articles of Association shall provide for a quorum (which shall be present throughout the Board meeting) of the Board of 4 directors, including at least the Series A Director, the Fidelity Director, the Everbright Director and one Founder Director or their respective alternate or proxy; provided, however, if such quorum cannot be obtained for a Board meeting after two (2) consecutive notices of Board meetings setting forth the same meeting agenda have been sent by the Company with the first notice providing not less than fourteen (14) days of prior notice and the second notice providing not less than five (5) days of prior notice and quorum cannot be obtained at both meetings due to the absence of presence or representation of one of the directors whose attendance is required for quorum to be present at both meetings, then the attendance of any 4 directors at such second meeting shall constitute a quorum with respect to matters on the agenda. Notices and agendas of Board meetings as well as copies of all board papers shall be sent to all Investors at least fourteen (14) days prior to the relevant Board meeting. Minutes of Board meetings shall be sent to Investors within 30 days after the relevant meeting. The Company shall hold Board meetings (whether in person, by telephonic or other means so long as each participant thereof is able to clearly hear any of the others at such meetings) at least once a quarter following the Closing. The Company shall hold management meetings at least once every month and maintain reasonably detailed minutes of such meetings in the Company’s minute/record book and make them available to any Investors upon request.

7.4. Board Observer. For so long as Fidelity, Mitsui, Infotech, AsiaVest and Everbright holds Equity Securities, irrespective of whether it is entitled to, or has exercised its individual or a joint right, to appoint a director under this Section 7, each of Fidelity, Mitsui, Infotech, AsiaVest and Everbright shall have the right to designate one observer (the “Board Observer”) to attend and speak at all meetings of the Board and all committees thereof (whether in person, by telephonic or other means) in a non-voting, observer capacity and the Company shall provide to each of the Board Observers, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such members.

7.5. Waiver. The Company and each of the Shareholders and Note Holders acknowledges that the Shareholders and Note Holders will likely have, from time to time, information that may be of interest to the Company or the Subsidiaries (“Information”) regarding a wide variety of matters including, by way of example only, (1) a Series A Holder’s or a Series B Holder’s or a Note Holder’s technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments a Series A Holder, a Series B Holder or a Note Holder has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with those of the Company or its Subsidiaries, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company or any of its Subsidiaries. The Company and each of the Shareholders and Note Holders recognizes that a portion of such Information may be of interest to the Company or any of its Subsidiaries. Such Information may or may not be known by the director representing a Series A Holder or a Series B Holder or a Note Holder (“Investor Director”) or its Board Observer (“Investor Board Observer”). The Company, as a material part of the consideration for the Transaction Agreements, agrees, to the extent permitted by applicable law, that neither any Investor Board Observer nor any Investor Director shall have any duty to disclose any Information to the Company or its Subsidiaries, or permit the Company or any of its Subsidiaries to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company or any of its Subsidiaries if it were aware of such Information, and hereby waives, to the extent permitted by applicable law, any claim based on the corporate opportunity doctrine or otherwise that could limit any Shareholder’s or Note Holder’s ability to pursue opportunities based on such Information or that would require any Shareholder or Note Holders, any Investor Director or Investor Board Observer, to disclose any such Information to the Company or any of its Subsidiaries or offer any opportunity relating thereto to the Company or any of its Subsidiaries. The Shareholders and Note Holders and the Company hereby irrevocably agree that as each Investor Director is a nominee of Series A Holder, Series B Holder, or Note Holder, and each Investor Observer is a nominee of a Series A Holder, Series B Holder or Note Holder, such Investor Director or Investor Board Observer shall be entitled to, and Series A Holders, Series B Holders and Note Holders can require its nominee to, to the extent permitted by applicable law, report all matters concerning the Company and its Subsidiaries, including but not limited to, matters discussed at any meeting of the Board, to such nominee’s nominating shareholder and such persons to whom a Series A Holder, a Series B Holder or a Note Holder may disclose information pursuant to Section 10.11 and that any Investor Director or Investor Board Observer may take advice and obtain instructions from his/her nominating Series A Holder, Series B Holder or Note Holder. All directors and Board Observers shall hold in confidence and trust all confidential information of the Company provided to them by the Company.

7.6. Assignment and Termination. The rights of the Investors set forth in this Section 7 are fully assignable to any person acquiring Investment Securities held by such Investors; provided, however that the Company is given written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 7, and agree to abide by this Agreement by executing a Joinder Agreement. The rights of the Investors in this Section 7 shall terminate upon completion of a Qualified IPO.

7.7. Subsidiaries’ Boards. Each of the Beijing WFOE and other Subsidiaries of the Company shall, and the Company, the Beijing WFOE and the Founders shall cause each of the Beijing WFOE and other Subsidiaries of the Company (including any future Subsidiaries of the Company) to, act solely in accordance with the directions of the Board.

7.8. Indemnification.

(a) Prior to the completion of an IPO, the Company shall execute an indemnity agreement in favor of the Founder Directors, Series A Directors, Series B Directors, the Everbright Director and any independent director or the Company and/or their respective alternates.

(b) Prior to the completion of an IPO, the Company shall obtain and maintain the insurances of such amount to be determined by the board of Directors of the Company to protect all directors and officers of the Company against all and any liabilities in connection with, or arising out of their performance of, duties required hereunder or under the Memorandum and Articles of Association or applicable laws; provided, that the Company is able to obtain and maintain such insurance at a reasonable price and on terms and conditions that are not detrimental to the business and financial conditions of the Company.

(c) Notwithstanding any other provision in this Agreement or in the Memorandum and Articles of Association, the Company shall, and shall procure the Beijing WFOE to, jointly and severally, indemnify to the fullest extent permitted by applicable law any director made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or any predecessor of the Company, the Beijing WFOE or any other Group Company or serves or served at any other enterprise as a director or officer at the request of the Company or any predecessor to the Company.

7.9. Director Expenses. The Company shall reimburse all directors for all reasonable out of pocket travel and related expenses incurred in connection with Board duties and meetings.

7.10. Compensation Committee and Audit Committee. The Company shall set up a compensation committee (the “Compensation Committee”) and an auditing committee (the “Audit Committee”) (collectively, the “Committees”) upon the Closing, each with at least 3 members, including Benson Tam and Chung-kao Hsieh. AL-Noor shall be the chair of each Committee. The Compensation Committee shall be responsible for evaluating and recommending to the Board for action all matters related to the Group Companies’ annual compensation and/or bonus plan, and the Employee Incentive Plan, including all compensation matters related to the senior management of the Company. The Audit Committee shall be responsible for internal audit and nomination of auditors for the Company. Any recommendation to be made to the Board shall require the approval by all the members of the relevant Committee, including Benson Tam and Chung-kao Hsieh.

8. GOING PUBLIC; SALE OF THE COMPANY.

8.1. IPO; Company Sale. Subject to Section 6 herein, each of the Founders, the Series B Holders and the Company undertakes to use best efforts to, (i) conduct an IPO of the Company on NASDAQ or The Stock Exchange of Hong Kong Limited (Main Board) or any other recognized stock exchange unanimously approved by the Board of Directors or (ii) sell the Company in a bona fide transaction to a purchaser not Affiliated or otherwise associated with any of the Shareholders or Note Holders through a merger or consolidation with another company where the Company is not the surviving entity, by capitalization, or through a sale of all or substantially all of the outstanding equity securities or the assets of the Company or otherwise within three (3) years from the Closing at an equity valuation of at least US$350 million (a “Company Sale”).

8.2. Drag-Along. In the event the Company receives an offer for a Company Sale at any time following the Closing and holders representing more than fifty percent (50%) of the Series A Preference Shares and more than fifty percent (50%) of the Series B Preference Shares then outstanding (or of such other securities received in exchange for or upon conversion of such Preference Shares), each series of Preference Shares voting as a separate class and on as converted basis, and the Note Holders who hold more than thirty four percent (34%) of the outstanding principal amount of the Convertible Notes, vote to accept such offer, then each of the Shareholders and Note Holders shall transfer their shares of the Company and the Convertible Notes pursuant to such Company Sale on the same terms and conditions and take any and all other action necessary or advisable to complete the Company Sale and procure all other shareholders and Note Holders of the Company to do the same. Upon the approval of a Company Sale as described in the previous sentence, the Founders shall grant to the then current chief executive officer of the Company (or another officer or director approved by the Investors) a power of attorney to transfer their shares of the Company and to do and carry out all other acts necessary or advisable to complete the Company Sale.

9. UNDERTAKINGS OF CERTAIN SHAREHOLDERS AND WARRANTORS.

9.1. Company Charter Documents; Memorandum and Articles of Association; Ranking of Preference Shares. Each Founder will ensure that no alteration or amendment is made to the Memorandum and Articles of Association or any charter documents of the Corporate Founder or any of the Group Companies except in accordance with the Transaction Agreements. Without limiting the foregoing, specifically each Founder, as record shareholder of the Shares, or director, officer or holder of any other interest in the shares of Tekventure or UIL or the Company, hereby agrees to take any and all actions necessary or advisable, as may be requested by the Investors, to ensure that the Company will abide by and act in accordance with the Memorandum and Articles of Association and the Convertible Notes, as duly amended from time to time. In addition, each of the Company and the Founders agrees and undertakes to ensure that, except as otherwise consented to by holders of a majority of the outstanding Series A Preference Shares or a majority of the outstanding Series B Preference Shares, each series of Preference Shares voting as a separate class and on as converted basis, or the holders of a majority of the principal amount of the Convertible Notes then outstanding (or of such other securities received in exchange for or upon conversion of such Preference Shares or Convertible Notes), as the case may be, as set forth in Section 6, the rights of the Series A Preference Shares or Series B Preference Shares or Convertible Notes will not be subordinated and will at all times be at least equal to the rights granted to any other securities of the Company of any class or series, of a similar nature, currently issued and outstanding or to be issued in the future. The Memorandum and Articles of Association and the Convertible Notes are hereby incorporated into this Agreement by this reference. Notwithstanding the foregoing, the covenants set forth in this Section 9.1 shall be binding on the Individual Founders only with respect to the time period such Individual Founder is an employee, officer, director, option holder, or a direct, indirect, record or beneficial shareholder of Tekventure, UIL or the Company.

9.2. Performance of Agreements.

(a) Each Founder shall, and will procure the Company and each of the Group Companies that is a party to the Transaction Agreements, to abide by and perform all the obligations of the Company, the Founders and the Group Companies as set forth in the Transaction Agreements.

(b) Each Individual Founder who is a record shareholder of Tekventure, or holder of any other interest in the shares of Tekventure, shall procure Tekventure to abide by and perform all the obligations of Tekventure set forth in this and other Transaction Agreements.

(c) Each Individual Founder who is a record shareholder of UIL, or holder of any other interest in the shares of UIL, shall procure UIL to abide by and perform all the obligations of UIL set forth in this and other Transaction Agreements.

9.3. Invention Assignment and Confidentiality Agreement; General Covenant not to Compete. Each Founder will procure that every employee of a Group Company to enter into an Intellectual Property Rights and Confidentiality Agreement in a form approved by the Investors. No Founder shall engage in any activity which directly or indirectly competes with the business of a Group Company, or own any direct or indirect ownership interest in any firm or corporation that competes with a Group Company (the “Competitor”); provided, however, that ownership by any Founder of less than 1% of the outstanding shares of a Competitor if such Competitor is a privately held entity, or ownership by any Founder of less than 0.5% of the outstanding shares of a Competitor if such Competitor is a publicly traded company shall not apply to the restrictions under this Section 9.3.

9.4. Guarantee of Performance of Agreements. Each of the Individual Founders jointly and severally guarantees to the Investors the due and timely performance by each of the Corporate Founders of its obligations set out in this Agreement. In the event a Corporate Founder fails to comply with any of its obligations under this Agreement, each of the Individual Founders undertakes to procure the prompt compliance by such Corporate Founder of such obligations and indemnify the Investors demand from and against all or any losses, reasonable costs, expenses, damages, claims and liabilities suffered or incurred by the Investors arising or resulting from or in connection with such failure of a Corporate Founder to comply with any of its obligations under this Agreement.

10. GENERAL PROVISIONS.

10.1. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth below upon successful transmission report being generated by the sender’s machine; or (c) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To the Company: International Software Plaza, Bldg 9	To a Founder:
Zhongguancun Software Park, No. 8, West Dongbeiwang Road, Haidian District, Beijing 100094, China Fax Number: +8610-58749002 Tel. Number: +8610-58749000 Attn: Tianwen Liu	The addresses set next to each Founder on Schedule 1 (Schedule of Founders)

To a Series A Holder: To the respective addresses set forth on Schedule 2 (Schedule of Series A Holders)	To a Series B Holder: To the respective addresses set forth on Schedule 3 (Schedule of Series B Holders)

To a Note Holder: To the respective addresses set forth on Schedule 4 (Schedule of Note Holders)

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.1 by giving the other party written notice of the new address in the manner set forth above.

10.2. Entire Agreement; Conflicts; Termination of the First Amended and Restated Investors’ Rights Agreement. This Agreement, together with all the exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. In the event of any conflicts with the Memorandum and Articles of Association, the provisions of this Agreement shall prevail. Upon the effectiveness of this Agreement, the First Amended and Restated Investors’ Rights Agreement shall terminate and be of no further force and effect and the parties thereto expressly waive all claims thereunder.

10.3. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York, without regards to conflicts of law principles.

10.4. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

10.5. Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

10.6. Successors and Assigns. Subject to the provisions of Section 5.1 and Section 7.6, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as expressly stated otherwise, the rights of the Investors set forth in this Agreement are fully assignable to any person acquiring Investment Securities.

10.7. Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

10.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

10.9. Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number or percentage of the Preference Shares, Ordinary Shares, Registrable Securities or Investment Securities, then, upon the occurrence of any share subdivision, share split, combination, reclassification, merger, consolidation, reorganization, recapitalization or share dividend of such securities, as applicable, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of share by such event.

10.10. Dispute Resolution.

(a) Negotiation Between Parties; Mediations. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of such parties, then each party that is a company shall nominate one authorized senior officer as its representative. The parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by any party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute. If the dispute cannot be resolved by such senior officers in such meeting, the parties agree that they shall, if requested in writing by any party, meet within thirty (30) days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, any such party may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below. This procedure shall be a prerequisite before taking any additional action hereunder.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: The arbitration tribunal shall consist of one arbitrator to be appointed according to the UNCITRAL Rules by HKIAC. The appointing authority shall be HKIAC. The language of the arbitration shall be English. Notwithstanding anything in this Agreement or in the UNCITRAL Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against any party unless such award both (i) is expressly appealable to and subject to de novo review by the courts of Hong Kong, and (ii) would not, if upheld, have the effect of impairing, restricting, or imposing any conditions on the right or ability of such party or its Affiliates to conduct its respective business operations or to make or dispose of any other investments. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

10.11. Confidentiality and Non-Disclosure.

(a) Disclosure of Terms. The terms and conditions of this Agreement and the other Transaction Agreements and all exhibits and schedules attached to such agreements (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below in this Section 10.11. From time to time prior to and during the term of this Agreement where any party has disclosed or may disclose Confidential Information to another party (“Recipient”), the Recipient shall:

(i) maintain the confidentiality of Confidential Information;

(ii) not use Confidential Information for any purposes other than those specifically set out in this Agreement; and

(iii) not disclose any such Confidential Information to any person or entity, except to its employees or employees of its Affiliates, its agents, attorneys, accountants and other advisors who need to know such information to perform their responsibilities and who have signed written confidentiality agreements containing terms at least as stringent as the terms provided in this Section 10.11(a).

(b) Press Releases, Etc. No announcement regarding the Financing Terms or any Investor’s investment in the Company in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of the Investors.

(c) Permitted Disclosures. Notwithstanding the foregoing or anything to the contrary,

(i) the Company may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations;

(ii) each Investor may, without disclosing the identity(ies) of the other Investor(s) or the Financing Terms of such other Investor’s investment in the Company without its consent, disclose its investment in the Company and the Financing Terms of its investment to third parties or to the public at its sole discretion and, if it does so, the other parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by such Investor.

(iii) each Investor shall have the right to disclose:

(1) any information to such Investor’s and/or its Affiliate’s legal counsel, auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, shareholder, investment counselor or advisor, or employee of such Investor and/or its Affiliate; provided, however, that any counsel, auditor, insurer, accountant, consultant, officer, director, general partner, limited partner, shareholder, investment counselor or advisor, or employee shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;

(2) any information for fund and inter-fund reporting purposes;

(3) any information as required by law, government authorities, exchanges and/or regulatory bodies; and/or

(4) any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company,

(5) any information contained in press releases or public announcements of the Company pursuant to Section 10.11(b) above.

(iv) the confidentiality obligations set out in this Section 10.11 do not apply to:

(1) information which was in the public domain or otherwise known to the relevant party before it was furnished to it by another party hereto or, after it was furnished to that party, entered the public domain otherwise than as a result of (A) a breach by that party of this Section 10.11 or (B) a breach of a confidentiality obligation by the discloser, where the breach was known to that party;

(2) information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(3) information disclosed by any director of the Company or Board Observer to its appointer or any of its Affiliate or otherwise in accordance with the foregoing provisions of this Section 10.11(c).

(d) Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement, the Convertible Note Purchase Agreement, and the ROFR Agreement, and exhibits and schedules attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 10.11, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy (provided that none of the parties shall seek a protective order for disclosures required under the securities laws). In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

10.12. Language. This Agreement and all other Transaction Agreement are entered into in English only. Any Chinese translation of the Transaction Agreements is for reference only and shall not be a legally binding document. Accordingly, the English version will prevail in the event of any inconsistency between the English and any Chinese translations thereof. Each party to this Agreement acknowledges that it has consulted with legal counsel with respect to the English version of this Agreement and that it fully understands its terms.

10.13. Amendment of Rights. Any provision of this Agreement may be amended (either generally or in a particular instance and either retroactively or prospectively) only with the written consents of each of the Company, the Corporate Founders representing more than fifty percent (50%) of the Ordinary Shares, the Series A Holders representing more than fifty percent (50%) of the Series A Preference Shares, Series B Holders representing more than fifty percent (50%) of the Series B Preference Shares and the Majority Note Holders. Any amendment effected in accordance with this Section 10.13 shall be binding upon the Company, each Investor, each Founder and their respective successors in interest. Notwithstanding anything to the contrary herein, in the event that any amendment of this Agreement shall adversely affect any holder of Equity Securities in a manner that is different from the effect, in its practical application, on all other holders of Equity Securities within the same class and series of the affected holder or imposes any material obligation or liability on such holder beyond that already imposed on such holder hereunder prior to such amendment, such amendment shall require the prior written consent of such affected holder.

10.14. Effective Date. Save for Section 4.7 which shall take effect on the date hereof, this Agreement shall become automatically effective immediately following the Closing, from and as of the date of the Closing.

10.15. Investor’s Rights. Any rights of an Investor under this Agreement may, without prejudice to the rights of such party to exercise any such rights, be exercised by any fund manager of such party or its nominees (a “Fund Manager”), unless the party has (a) given notice to the other parties that any such rights cannot be exercised by such Fund Manager; and (b) not given notice to the other parties that such notice which is given under this Section 10.15 has been revoked.

10.16. Additional Investor Joinder Agreement. With respect to the issuance of the Convertible Notes to Additional Investors as set forth under Section 3.2 of the Convertible Note Purchase Agreement, each such Additional Investor shall have executed and delivered to the Company and the other Investors an Additional Investor Joinder Agreement in the form attached as Exhibit A agreeing to be bound by the terms and conditions of this Agreement as a condition precedent to the effectiveness of such issuance of the Convertible Notes.

10.17. Acknowledgement of Series A Holders. The Series A Holders acknowledge and agree that:

(a) any and all pledges of Equity Securities with respect to any Group Company in favor of the Series A Holders have been released; and

(b) the Company has no obligation to issue additional Series A Preference Shares under Section 18 of the Second Amended and Restated Memorandum of Association of the Company. The Series A Holders hereby acknowledge that the redemption rights of Series A Holders under Section 18 of the Second Amended and Restated Memorandum of Association of the Company shall be amended and restated in the Memorandum and Articles of Association.

10.18. Acknowledgement of Series B Holders. The Series B Holders acknowledge and agree that:

(a) all issues related to the SAFE Notice have been resolved in a manner satisfactory to the Series B Holders and the Series B Holders do not have the remedies set forth in Section 8.17 (a), (b), (c) and (d) of the Series B Agreement;

(b) the Series B Holders waive their claims regarding the delivery of audited financial statements of the Company under Section 8.18 of the Series B Agreement; and

(c) the Company has no obligation to issue additional Series B Preference Shares under Section 18 of the Second Amended and Restated Memorandum of Association of the Company. The Series B Holders hereby acknowledge that the redemption rights of Series B Holders under Section 18 of the Second Amended and Restated Memorandum of Association of the Company shall be amended and restated in the Memorandum and Articles of Association.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement as of the day and year herein above first written.

COMPANY

iSOFTSTONE HOLDINGS LIMITED

By	/s/ Tianwen Liu
Print Name:
Title:

FOUNDERS:

TEKVENTURE LIMITED		UNITED INNOVATION (CHINA) LIMITED

By	/s/ Tianwen Liu	By	/s/ Yong Feng
Print Name:		Print Name:
Title:		Title:

/s/ Tianwen Liu		/s/ Yong Feng
LIU, Tianwen , as an individual		FENG, Yong (also known as Frank FENG), as an individual

SIGNATURE PAGE TO iSOFTSTONE HOLDINGS LIMITED

INVESTORS’ RIGHTS AGREEMENT

SERIES A HOLDERS:

AsiaVest Opportunities Fund IV		Infotech Ventures Cayman Company

By	/s/ T. J. Huang	By	/s/ Ning Zhou
Print Name: T. J. Huang		Print Name:
Title: Managing Director		Title:

SIGNATURE PAGE TO iSOFTSTONE HOLDINGS LIMITED

INVESTORS’ RIGHTS AGREEMENT

SERIES B HOLDERS:

FIDELITY ASIA VENTURES FUND L.P. By: Fidelity Asia Partners, L.P., its General Partner By: FIL Asia Ventures Limited, its General Partner		FIDELITY ASIA PRINCIPALS FUND L.P. By: Fidelity Asia Partners, L.P., its General Partner By: FIL Asia Ventures Limited, its General Partner

By:	/s/ Neal Turchiaro	By:	/s/ Neal Turchiaro
Name:	Neal Turchiaro	Name:	Neal Turchiaro
Title:	Director	Title:	Director

AsiaVest Opportunities Fund IV

MITSUI VENTURES GLOBAL FUND By MVC Corporation as its general partner

By	/s/ Katsuhiko Oizumi	By	/s/ T.J. Huang
Print Name: Katsuhiko Oizumi		Print Name: T.J. Huang
Title: President & CEO		Title: Managing Director

Infotech Pacific Ventures, L.P.

By	/s/ Ning Zhou
Print Name:
Title:

SIGNATURE PAGE TO iSOFTSTONE HOLDINGS LIMITED

INVESTORS’ RIGHTS AGREEMENT

NOTE HOLDERS:

CSOF TECHNOLOGY INVESTMENT LIMITED		SEABRIGHT CHINA SPECIAL OPPORTUNITIES FUND II, LP

By:	/s/ Kiril IP	By:	/s/ Ying Pan
Name:	Kiril IP	Name:	Ying Pan
Title:	Authorized Signatory	Title:	Managing Principal

FIL LIMITED		MITSUI VENTURES GLOBAL FUND By MVC Corporation as its general partner

By:	/s/ David Saul	By	/s/ Katsuhiko Oizumi
Name:		Name:	Katsuhiko Oizumi
Title:		Title:	President & CEO

ASIAVEST OPPORTUNITIES FUND IV		INFOTECH PACIFIC VENTURES, L.P.

By	/s/ T. J. Huang	By	/s/ Ning Zhou
Name: T. J. Huang		Name:
Title: Managing Director		Title:

SIGNATURE PAGE TO iSOFTSTONE HOLDINGS LIMITED

INVESTORS’ RIGHTS AGREEMENT

Schedule 1

Schedule of Founders

Names of Corporate Founders	Address for Notices

Tekventure Limited	International Software Plaza, Bldg 9 Zhongguancun Software Park, No. 8, West Dongbeiwang Road, Haidian District, Beijing 100094, China Tel: 0086-10-58749000 Fax: 0086-10-58749002 Attn: Tianwen Liu

United Innovation (China) Limited	International Software Plaza, Bldg 9 Zhongguancun Software Park, No. 8, West Dongbeiwang Road, Haidian District, Beijing 100094, China Tel: 0086-10-58749000 Fax: 0086-10-58749002 Attn: Yong Feng

Names of Individual Founders

Tianwen LIU	International Software Plaza, Bldg 9 Zhongguancun Software Park, No. 8, West Dongbeiwang Road, Haidian District, Beijing 100094, China Tel: 0086-10-58749000 Fax: 0086-10-58749002 Attn: Tianwen Liu

Yong FENG	International Software Plaza, Bldg 9 Zhongguancun Software Park, No. 8, West Dongbeiwang Road, Haidian District, Beijing 100094, China Tel: 0086-10-58749000 Fax: 0086-10-58749002 Attn: Yong Feng

Schedule 2

Schedule of Series A Holders

Names of Series A Holders	Address for Notices

AsiaVest Opportunities Fund IV	c/o Taipei office’s address: 11/F, 318 Ruei Guang Road, Nei Hu District Taipei 114, Taiwan Tel: +886.227972989*310 Fax: +886.227978289 Attn: Janet Tai

Infotech Ventures Cayman Company Limited	Rm. 2003, Cyber Tower B No. 2 Zhongguancun Nan Da Jie Haidian District, Beijing 100086, P.R.China Tel: 8610 8251 2081 Fax: 8610 8251 5186 Attn. Mr. Liu Tingru

Schedule 3

Schedule of Series B Holders

Name of Series B Holders	Address for Notices

Fidelity Asia Ventures Fund L.P. Fidelity Asia Principals Fund L.P.

c/o FIL Capital Management (Hong Kong) Limited

Suites 7013 - 7015, 70th Floor

Two International Finance Center

8 Finance Street, Central, Hong Kong SAR

Tel: +852.2629.2800 (main)

        +852.2629.2832 (direct)

Fax: +852.2509.0371

Attn: Ted Chua

Mitsui Ventures Global Fund

MVC Corporation Beijing Office

Rm 3303, China World Tower 1

China World Trade Center

No. 1 Jian Guo Men Wai Avenue

Beijing 100004 P.R. China

Tel: 86-10-6505-5308

Fax: 86-10-6505-3128

Atten: Kenjiro Watanabe, Principal

e-mail: k.watanabe@mvc.com.cn

Copy to:

MVC Corporation

KDDI Otemachi Bldg, 16F, 1-8-1,

Otemachi, Chiyoda-ku, Tokyo 100-0004, JAPAN

Tel: 81-3-5229-2251

Fax: 81-3-3272-5315

Atten: Katsuhiko Oizumi, President & CEO

e-mail: oizumi@mitsuiventures.com

AsiaVest Opportunities Fund IV	c/o Taipei office’s address: 11/F, 318 Ruei Guang Road, Nei Hu District Taipei 114, Taiwan Tel: +886.227972989*310 Fax: +886.227978289 Attn: Janet Tai

Infotech Pacific Ventures, L.P.	Rm. 2003, Cyber Tower B No. 2 Zhongguancun Nan Da Jie Haidian District, Beijing 100086, P.R.China Tel: 8610 8251 2081 Fax: 8610 8251 5186 Attn. Mr. Liu Tingru

Schedule 4

Schedule of Note Holders

Name of Note Holders	Address for Notices

CSOF Technology Investments Limited	8/F, Industrial Bank Building, 4013 Shennan Road, Shenzhen 518048, China Tel: 86-755-83026750/83024369 (direct) Fax: 86-755-83026751 Attn: Feng Lu

SeaBright China Special Opportunities Fund II, LP	8/F, Industrial Bank Building, 4013 Shennan Road, Shenzhen 518048, China Tel: 86-755-83026750/83024369 (direct) Fax: 86-755-83026751 Attn: Feng Lu

FIL Limited

c/o FIL Capital Management (Hong Kong) Limited

Suites 7013 - 7015, 70th Floor

Two International Finance Center

8 Finance Street, Central, Hong Kong SAR

Tel: +852.2629.2800 (main)

        +852.2629.2832 (direct)

Fax: +852.2509.0371

Attn: Ted Chua

AsiaVest Opportunities Fund IV	c/o Taipei office’s address: 11/F, 318 Ruei Guang Road, Nei Hu District Taipei 114, Taiwan Tel: +886.227972989*310 Fax: +886.227978289 Attn: Janet Tai

Infotech Pacific Ventures, L.P.	Rm. 203, Cyber Tower B No. 2 Zhongguangcun Nan Da Jie Haidian District, Beijing 100086 P.R. China Tel: +86.10.8251.2081 Fax: +86.10.8251.5186 Attn: Liu Tingru

Mitsui Ventures Global Fund

c/o    MVC Corporation Beijing Office

         Rm. 3303, China World Tower 1

         China World Trade Center

         No. 1 Jianguomenwai Avenue

         Beijing 100004, P.R. China

Tel: +86.10.6505.5308

Fax: +86.10.6505.3128

Attn: Kenjiro Watanabe, Principal

e-mail: k.watanabe@mvc.com.cn

With copy to:

MVC Corporation

KDDI Otemachi Bldg, 16F, 1-8-1

Copy to: MVC Corporation

KDDI Otemachi Bldg, 16F, 1-8-1,

Otemachi, Chiyoda-ku, Tokyo 100-0004, JAPAN

Tel: 81-3-5229-2251

Fax: 81-3-3272-5315

Attn: Katsuhiko Oizumi, President & CEO

e-mail: oizumi@mitsuiventures.com

EXHIBIT A

ADDITIONAL INVESTOR JOINDER AGREEMENT

JOINDER AGREEMENT (this “Joinder Agreement”) made as of the [•] day of [•]

BETWEEN:

(1)	iSoftStone Holdings Limited, a Cayman Islands exempted company (the “Company”); and

(2)	[•] (the “New Note Holder”).

RECITALS:

(A)	On the 23th day of December 2009, the Company and the Investors entered into that certain Second Amended and Restated Investors’ Rights Agreement (the “Investors’ Rights Agreement”). Pursuant to the Investors’ Rights Agreement, the New Note Holder to whom the Company wishes to issue up to $[•] million principal amount of the Convertible Notes shall agree to be bound by and subject to the terms and conditions of the Investors’ Rights Agreement pursuant to this Joinder Agreement.

(B)	The New Note Holder wishes to be issued to it a Convertible Note (the “Note”) in the principal amount US$ .

(C)	The Company enters this Joinder Agreement on behalf of itself and as agent for all the Investors.

NOW THIS AGREEMENT WITNESSES as follows:

1.	Interpretation. In this Agreement, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Investors’ Rights Agreement.

2.	Covenant. The New Note Holder hereby covenants to the Company as trustee for all other persons who are at present or who may hereafter become bound by the Investors’ Rights Agreement, and to the Company itself to adhere to and be bound by and subject to all the duties, burdens and obligations of a Note Holder holding the Convertible Notes imposed pursuant to the provisions of the Investors’ Rights Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if the New Note Holder had been an original party to the Investors’ Rights Agreement.

3.	Enforceability. Each Investor and the Company shall be entitled to enforce the Investors’ Rights Agreement against the New Note Holder. The New Note Holder shall be entitled to all rights and benefits of the Note Holders under the Investors’ Rights Agreement in each case as if the New Note Holder had been an original party to the Investors’ Rights Agreement.

4.	Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York, without regards to conflicts of law principles.

5.	Notice. Any notice required or permitted by the Investors’ Rights Agreement shall be given to the New Note Holder at the address listed beside the New Note Holder’s signature below.

IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.

iSOFTSTONE HOLDINGS LIMITED

By:
Name:
Title:

[NEW NOTE HOLDER]

By:
Name:
Title:
Address:
Fax:

EXHIBIT B

TRANSFER JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Second Amended and Restated Investors’ Rights Agreement dated as of December 23, 2009 (the “Agreement”) by and among iSoftStone Holdings Limited, a Cayman Islands exempted company (the “Company”) and certain of its shareholders and in consideration of the Securities subscribed for by the Transferee thereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder Agreement, the Transferee agrees as follows:

1. Acknowledgment. Transferee acknowledges that Transferee is acquiring [[number] [Preference/Ordinary] shares of the Company (the “Shares”)] [US$[            ] principal amount of the Convertible Notes (the “Notes” and collectively with the Shares, the “Securities”)] from [name of transferor] (the “Transferor”), subject to the terms and conditions of the Agreement.

2. Agreement. Immediately upon transfer of the Shares, Transferee (i) agrees that the Securities acquired by Transferee shall be bound by and subject to the terms of the Agreement applicable to the Transferor, and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a [Founder thereunder(if transferor is a Founder)]/[Series A Holder/Series B Holder/Note Holder thereunder (if transferor is a Series A Holder/Series B Holder/Note Holder].

3. Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this              day of                     ,             .

TRANSFEREE:

By:

Name:

Title:

Address:

Fax:

Accepted and Agreed:

iSOFTSTONE HOLDINGS LIMITED

By:

Name:
Title: